Exhibit 3(i)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pocket Games, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The original Articles of Incorporation of the corporation were filed with the Secretary of State of Florida on October 4, 2013.

2. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3. These Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

4. The text of the Amended and Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

POCKET GAMES, INC.

ARTICLE I. NAME

The name of the corporation is POCKET GAMES, INC. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Florida is InCorp Services, Inc. 17888 67th Court North, in the City of Loxahatchee, in the State of Florida.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Florida Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is Five Billion (5,000,000,000). The number of shares of Preferred Stock authorized to be issued is Two Million Five Hundred Thousand (2,500,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B) Pursuant to Section 607.0602 of the Florida Business Corporation Act, and Article IV of the Corporation’s Articles of Incorporation the following shall constitute the designations of the Corporation’s Preferred Stock:

(2) Designation of Series A Preferred Stock. 2,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”) having the following characteristics:

(a)           Stated Value. The Series A Preferred Stock shall have a stated value of $100 per Share and an aggregate liquidation value of $100,000;

(b)          Distribution. The holders of the Series A Preferred Stock then outstanding shall not be entitled to receive any distribution of Corporation’s assets;

(c)           Voting. The Series A Preferred Stock shall have the following voting rights:

i.                    To vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

ii.                  Each one (1) share of Series A Preferred Stock shall have voting rights equal to 50,000 shares of Common Stock, providing for the holder of the Series A Preferred Stock to have an aggregate voting rights equal to 100,000,000 shares of common stock;

iii.                The holder of the Series A Preferred Stock shall be entitled to receive notice of any stockholders meeting in accordance with the Articles of Incorporation and By-laws of the Corporation; and

iv. So long as any shares of Series A Preferred Stock, remain outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Articles of Amendment, or the Corporation’s By-laws or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stack. The vote of the holders of at least one-hundred percent of the outstanding Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

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(d)          Dividends. The Series A Convertible Preferred Stock shall not accrue or pay any dividend;

(e)           Conversion. The Series A Preferred Stock will not be convertible into shares of the Corporation’s Common Stock.

(2) Designation of Series B Preferred Stock. 480,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”) having the following characteristics:

(a)           Stated Value. The Series B Preferred Stock shall have a stated value of $10.00 per Share and an aggregate liquidation value of $4,800,000;

(b)          Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Exchange Agreement) or liquidation of the Corporation, the Series B Convertible Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created;

(c)           Voting. The Series B Convertible Preferred Stock shall vote on an “as converted” basis, together with the outstanding shares of Corporation Common Stock;

(d)          Dividends. The Series B Convertible Preferred Stock shall not accrue or pay any dividend;

(e)           Redemption. The Series B Convertible Preferred Stock shall not be subject to any mandatory or optional redemption;

(f)          Conversion. The Series B Convertible Preferred Stock shall upon the occurrence of a “Conversion Event” (hereinafter defined) shall automatically convert into an aggregate of twenty three million and sixty-seven thousand, six hundred and twenty seven (23,067,627) shares of Corporation Common Stock, or such other number of shares of Corporation Common Stock as shall constitute forty-eight (48.0%) percent of the "Corporation Fully-Diluted Common Stock” (as that term is defined in the Exchange Agreement) as at the date such Conversion Event shall occur; and “Conversion Event” shall mean the listing of the shares of Corporation Common Stock for trading on the New York Stock Exchange, the NASDAQ Stock Exchange (including the Nasdaq Capital Markets) or the NYSE:Amex Exchange.

(C) Additional Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of additional shares of Preferred Stock in one or more series, and by filings pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers,

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preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8) Any other relative or participation rights, preferences and limitations of that series;

(9) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

ARTICLE V. BOARD OF DIRECTORS

(A)             Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B)              Vacancies.  Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

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(C) The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Florida law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE XIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Florida as the Bylaws may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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I, THE UNDERSIGNED, being the Chief Executive Officer of Pocket Games, Inc. pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of April, 2016.

/s/ David Lovatt
David Lovatt, Chief Executive Officer

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